Exhibit 10.30

PURCHASE AND SALE AGREEMENT

by and between

GruenePointe Acquisition I, LLC

as Seller,

and

MRT of San Antonio TX — SNF I, LLC

MRT of San Antonio TX — SNF II, LLC

MRT of Graham TX — SNF, LLC

MRT of Kemp TX — SNF, LLC

MRT of Kerens TX — SNF, LLC

MRT of Brownwood TX — SNF, LLC

MRT of El Paso TX — SNF, LLC

MRT of Kaufman TX — SNF, LLC

MRT of Longview TX — SNF, LLC

MRT of Mt. Pleasant TX — SNF, LLC

as Purchasers

Dated: July 29, 2015

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

INDEX OF DEFINITIONS

A

Agreement	1
Applicable Laws	12
Assessments	20

B

Bill of Sale	7
Broker	10

C

Closing	7
Closing Costs	10
Closing Date	7
Commission	10
Contingent Purchase Price	3

D

Deeds	7
Disclosure Schedule	12
Due Diligence Costs	8

E

Earnout Conditions	3
Earnout Date	3
Effective Date	1
Entitlements	2
ETJ	20

F

Facilities	1
FIRPTA Affidavit	7
Fixed Purchase Price	3

I
Improvements	2
Intangible Property	2

L

LD Closing	1
LD Purchase Agreement	1
Lease	1
Loan Guarantors	4
Loan Guaranty	4

iv

N

New Operators	1

O

OTA	1
Owner Policies	6

P

Permitted Exceptions	6
Personal Property	2
Property	2
Purchase Price	3
Purchaser	1
Purchasers	1

R

Real Property	2
Review Period	4

S

Seller	1
Service Contracts	2
Surveys	5

T

Title Commitments	5
Title Company	3

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of July, 2015 (the “Effective Date”), by and among GruenePointe Acquisition I, LLC, a Texas limited liability company (“Seller”) and MRT of San Antonio TX — SNF I, LLC, MRT of San Antonio TX — SNF II, LLC, MRT of Graham TX — SNF, LLC, MRT of Kemp TX — SNF, LLC, MRT of Kerens TX — SNF, LLC, MRT of Brownwood TX — SNF, LLC, MRT of El Paso TX — SNF, LLC, MRT of Kaufman TX — SNF, LLC, MRT of Longview TX — SNF, LLC, and MRT of Mt. Pleasant TX — SNF, LLC, each, a Delaware limited liability company (collectively, “Purchasers” and each, individually, a “Purchaser”).

WHEREAS, Seller has entered into a Purchase and Sale Agreement, dated May 1, 2015, as amended by the First Amendment to Purchase Agreement, dated June 29, 2015, and as supplemented by a notice of approval letter dated July 13, 2015 (collectively, the “LD Purchase Agreement”), with Lloyd Douglas Enterprises L.C. and certain of its affiliates (the “LD Parties”), pursuant to which Seller has agreed to purchase from the LD Parties, and the LD Parties have agreed to sell and convey to Seller or its designees, certain assets, including the Real Property, as defined in Section 1.01 below, upon which there are located those certain healthcare facilities as described on Exhibit A (the “Facilities”) ; and

WHEREAS, certain affiliates of Seller (the “New Operators”) have entered into an Operations Transfer Agreement, dated             , 2015 (the “OTA”), pursuant to which the operations of the Facilities are to be transferred by the LD Parties to the New Operators on the date of the closing under the LD Purchase Agreement (the “LD Closing”); and

WHEREAS, the parties hereto wish to enter into this Agreement to provide for the terms and conditions upon which, at the LD Closing, Seller shall sell and cause the LD Parties to convey to Purchasers, and Purchasers will purchase and acquire from Seller or the LD Parties, the Property (as defined below); and

WHEREAS, Purchasers and New Operators have entered into a Master Lease, of even date herewith (the “Lease”), pursuant to which Purchasers have agreed to lease the Property to the New Operators commencing upon the Closing hereunder.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

ARTICLE I

PROPERTY

Section 1.01 Property. At the Closing, and subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver or cause LD Parties to assign, transfer, convey and deliver, to Purchasers, and Purchasers shall purchase and acquire from Seller, free and clear of all liens and encumbrances except for the Permitted Exceptions, all of the following:

(a) Real Property. Those certain tracts of real property more particularly described on Exhibit B attached hereto and made a part hereof for all purposes, together with (i) all and singular the rights and appurtenances pertaining to such real property, including any easements, and all rights in and to adjacent streets, alleys and rights-of-way, and (ii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used in connection with the ownership or operation of such real property and (iii) all zoning, conditional use, variances, waiver, planning approvals, and other planning approvals related to the ownership, operation, and possible future development, expansion, redevelopment, revocation of such real property (the “Entitlements”) (all of the foregoing being hereinafter collectively referred to as the “Real Property”).

(b) Improvements. All improvements, structures and fixtures now constructed and situated on the Real Property, including, without limitation, the Facilities, together with all parking areas, loading docks and similar facilities, landscaping and other improvements, structures and fixtures (all of the foregoing being hereinafter collectively referred to as the “Improvements”).

(c) Certain Intangibles. All rights, title and interest in and to (i) all parking agreements, and any and all service and maintenance contracts and related contract rights (collectively, the “Service Contracts”), together with (ii) all other intangible rights which are appurtenant to the Real Property and/or the Improvements, including (to the extent assignable) all roof, HVAC and other warranties issued with respect to the Improvements and as pertains only to the Real Property and Improvements, but not otherwise, and (iii) to the extent transferrable, all local, state and federal licensures, approvals, certifications and permits required and necessary for the operation of any of the Improvements for their current, future and intended use (all of the foregoing being hereinafter collectively referred to as the “Intangible Property”).

(d) Personal Property. All beds, fixed and moveable equipment, furniture, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, supplies, telephone exchange numbers, tenant lease files, leasing records, tenant credit reports, telephone systems, audio systems, keys, surveys, plans and specifications (whether in CAD, electronic or other format), maintenance equipment and supplies and all other tangible personal property situated on the Real Property and used in connection therewith or with the Improvements, along with Seller’s interest as lessee in any rented or leased personal property, to the extent approved by Purchasers (all of the foregoing being hereinafter collectively referred to as the “Personal Property”).

All of the foregoing items purchased under this Agreement including the Real Property, Improvements, Service Contracts, Intangible Property and Personal Property are collectively referred to as the “Property”.

ARTICLE II

PURCHASE PRICE/CLOSING

Section 2.01 Purchase Price. The total purchase price (the “Purchase Price”) for the Property is an amount of up to One Hundred Forty-Five Million and no/100 Dollars ($145,000,000.00), consisting of (i) fixed consideration of One Hundred Thirty-Three Million and no/100 Dollars ($133,000,000.00) (the “Fixed Purchase Price”), and (ii) contingent consideration of Twelve Million and no/100 Dollars ($12,000,000.00) (the “Contingent Purchase Price”).

Section 2.02 Payment of Purchase Price. On or before the Closing Date, the Purchasers shall deposit with Texas American Title Company, Austin, Texas (the “Title Company”) an amount in cash equal to the entire Purchase Price. At the Closing, and subject to the conditions of Closing as set forth herein, the parties will direct the Title Company to disburse the Purchase Price as follows: (i) $130,000,000 to the LD Parties in payment of the purchase price under the LD Purchase Agreement, as such amount may be adjusted at Closing in accordance with the LD Purchase Agreement, and (ii) the balance of the Purchase Price (including the Contingent Purchase Price) to Seller.

ARTICLE III

CONTINGENT PURCHASE PRICE

Section 3.01 Contingency. The parties expressly acknowledge and agree that, notwithstanding the payment in full of the Contingent Purchase Price at the Closing, the entire Contingent Purchase Price shall remain subject to forfeiture by Seller in accordance with the provisions of this Article III.

Section 3.02 Vesting of Contingent Purchase Price.

(a) On January 1, 2016, and on January 1 of each of the three (3) calendar years thereafter, to and including January 1, 2019 (each such date, an “Earnout Date”), Three Million Dollars ($3,000,000) of the Contingent Purchase Price automatically shall be deemed fully earned and non-forfeitable (hereinafter, “Vested”), provided that, as of the applicable Earnout Date, each of the following conditions (collectively, the “Earnout Conditions”) is satisfied:

(i) all payments required under the Lease to have been paid by New Operators shall have been paid, and there shall not have occurred an Event of Default under the Lease or any event that, with the giving of notice or the passage of time, would constitute and Event of Default under the Lease;

(ii) Tenant’s Net Worth (as defined in the Lease) as of such date is not less than $2,000,000;

(iii) Tenant’s Net Working Capital (as defined in the Lease) is not less than the greater of (i) $1.75 million, and (ii) an amount equal to 15% of GPH Parent EBITDARM (as defined in the Lease) for the twelve (12) month period then ended; and

(iv) Tenant’s Rent Coverage Ratio (as defined in the Lease) as of two (2) consecutive Test Dates (as defined in the Lease) for the trailing twelve (12) month periods then ended is not less than 1.5 to 1.0.

(b) In the event that, as of any Earnout Date, any of the Earnout Conditions shall not have been satisfied, the amount of Contingent Purchase Price that was eligible to be Vested on such date shall be carried forward and shall Vest on the next succeeding Earnout Date as of which all of the Earnout Conditions shall have been satisfied. If, as of January 1, 2019, any of the Earnout Conditions shall not be satisfied, there automatically shall be deemed to be added a fifth Earnout Date of January 1, 2020 (the “Extended Earnout Date”), as of which date the entire remaining portion of the Contingent Purchase Price that, theretofore, shall not have Vested automatically shall become Vested, provided that all of the Earnout Conditions shall have been satisfied as of the Extended Earnout Date.

Section 3.03 Forfeiture. In the event that, as of the Extended Earnout Date, any of the Earnout Conditions shall not be satisfied, or if as of any earlier date Purchasers, as Landlord, shall have declared an Event of Default under the Lease as a result of the nonpayment of rent (either such date, as applicable, being referred to herein as the “Maturity Date”), then the entire then any portion of the Contingent Purchase Price that has not become Vested in accordance with this Article III, together with interest thereon from the date of Closing to the Maturity Date at the rate of three percent (3%) per annum, shall become immediately due and payable by Seller to Purchasers in equal shares, or in accordance with such other allocation as may be specified in writing by the Purchasers.

Section 3.04 Guaranty. The obligation of Seller for the repayment of any unvested Contingent Purchase Price as set forth above shall be unconditionally guaranteed, jointly and severally, by Jerry Williamson, Horace Winchester, David Gunderson, Kenneth A. Kristofek, and Stan Bradshaw (the “Guarantors”) in accordance with a guaranty substantially in the form of Exhibit C to be executed and delivered by the Guarantors at the Closing (the “Guaranty”); provided, however, that the maximum aggregate liability of the Guarantors under the Guaranty shall not exceed $6,000,000.

ARTICLE IV

REVIEW PERIOD

Section 4.01 Review Period. Purchasers have from the Effective Date until July 29, 2015 (such time period, the “Review Period”), to review and approve such items and to conduct such inspections, interviews, tests and audits as Purchasers, in their sole discretion, deem appropriate.

Section 4.02 Review Items. To the extent not previously delivered, Seller shall, within ten (10) business days following the Effective Date, deliver to Purchasers the lien release items shown on Schedule 5.03 to this Agreement, to the extent in Seller’s possession.

Section 4.03 Inspection. During the Review Period, Seller shall cause Purchasers to have the right, at all reasonable times, to conduct on-site inspections of the Property and physical inspections and non-destructive tests of the Property, including, without limitation, the right to enter and inspect all portions of the Property, and to inspect and audit all of the LD Parties’ books and records relating to the Property; provided, however, Purchasers agree not to unreasonably interfere with the LD Parties’ operations or construction or cause any damage to the Property.

PURCHASERS SHALL, AT THEIR EXPENSE, REPAIR ANY DAMAGE TO THE PROPERTY CAUSED BY PURCHASERS’ INSPECTION OR TESTING THEREOF, AND HEREBY INDEMNIFIES AND HOLDS HARMLESS SELLER FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, SUITS, LIENS, DAMAGES, LIABILITIES, LOSSES AND EXPENSES TO PERSONAL PROPERTY OR PERSONAL INJURY TO THE EXTENT DIRECTLY ATTRIBUTABLE TO ANY ACTS PERFORMED IN EXERCISING PURCHASERS’ RIGHTS UNDER THIS ARTICLE IV. THIS AGREEMENT TO INDEMNIFY SELLER SHALL SURVIVE THE CLOSING AND ANY TERMINATION OF THIS AGREEMENT.

Section 4.04 Title Commitment and Survey Review. Seller shall deliver or cause to be delivered to Purchasers a TLTA T-7 form commitment for an owner’s policy of title insurance with respect to each of the Real Properties (the “Title Commitments”), issued by the Title Company and setting forth the state of title to the Real Property and the Improvements, and certain currently existing surveys of the Real Property. As soon as practicable after the Effective Date hereof, Purchasers shall obtain such updated or new certified land title surveys of the Real Property, prepared by one or more surveyors licensed in the State of Texas (the “Surveys”).

Section 4.05 Termination Notice. If for any or no reason Purchasers, on or before the expiration of the Review Period, in their sole and absolute discretion, are not satisfied with the items to be delivered or cause to be delivered by Seller to Purchasers under ARTICLE IV, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Property, then in such event, Purchasers shall have the right to terminate this Agreement by giving written notice to Seller in writing on or prior to the end of the Review Period. In the event of such termination by Purchasers, this Agreement shall be null and void and the parties hereto shall be released from all further obligations and liabilities hereunder, except with respect to the covenants, representations, warranties and indemnities set forth in and which expressly survive the termination of this Agreement. In the event that Purchasers fail to give such notice of termination to Seller prior to the expiration of the Review Period, Purchasers shall be deemed to have waived Purchasers’ right to terminate the Agreement pursuant to this Section, which shall be of no further force or effect and which shall be deemed deleted from this Agreement, and this Agreement shall continue in full force and effect subject to the other provisions hereof.

Section 4.06 Termination. If this Agreement has been terminated prior to the expiration of the Review Period in accordance with the terms of this ARTICLE IV, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder (other than those that expressly survive any termination of this Agreement), and Purchasers, upon written request of Seller, will promptly return to Seller any due diligence materials delivered by Seller or any other third party (to the extent in Purchasers’ possession).

Section 4.07 Seller’s Obligation to Remove Liens. Notwithstanding anything to the contrary in this Agreement, Seller must remove or cause to be removed at or prior to the Closing any and all monetary liens and encumbrances of any nature (except for the Permitted Exceptions and those monetary encumbrances which may be approved in writing by Purchasers) created, suffered or incurred by, through or under Seller or the LD Parties against the Property, Seller or the LD Parties, including mortgages and mechanics’ and materialmen’s liens.

Section 4.08 Environmental Audit. Purchasers shall have the right to have Phase I and Phase II environmental studies performed of the Property during the Review Period.

ARTICLE V

GOOD AND INSURABLE TITLE

Section 5.01 Conveyance. At the Closing, Seller will direct the LD Parties to convey good and insurable fee simple title to the Real Property and the Improvements to Purchasers by the Deeds (as defined below), and title to the Personal Property and the Intangible Property by the Bill of Sale, free and clear of any and all deeds of trust, mortgages or other liens or indebtedness; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) general real estate taxes and assessments for the year in which the Closing occurs and subsequent years not yet due and payable; and

(b) all easements, restrictions, rights-of-way, party wall agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters affecting all or any portion of the Property to the extent (i) reflected on Schedule B to the Title Commitment (other than the standard printed exceptions on Schedule B to the Title Commitment), as approved by the Purchasers; (ii) reflected on the Survey, as approved by the Purchasers; or (iii) created by or consented and agreed to in writing by the Purchasers prior to or at the Closing.

Section 5.02 Owner Policy. At the Closing, the Title Company will issue standard TLTA & T-1 form Owner Policies of Title Insurance (the “Owner Policies”) in Purchasers’ favor in the amount of the Purchase Price (in the aggregate), insuring Purchasers’ fee simple title to the Real Property and the Improvements, subject only to the Permitted Exceptions, together with such endorsements as Purchasers may request.

Section 5.03 Mechanic’s Liens. Seller, at its own expense, will obtain or cause to be obtained such lien waivers and releases, and will provide such affidavits and or certifications, as the Title Company may require in order for the Title Company to issue at the Closing an Owner Policy that does not contain any exceptions for mechanic’s liens or materialman’s liens.

ARTICLE VI

CLOSING

Section 6.01 Closing. The purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of the Title Company and will occur on the date which all conditions to the obligations of the parties set forth in Section 9.05 of this Agreement have been satisfied or waived, or such other date as Seller and Purchasers may agree (the day on, and the time at, which the Closing takes place being the “Closing Date”).

Section 6.02 Seller’s Obligations. On or before the Closing Date, Seller shall or shall cause the LD Parties to execute and/or deliver to the Title Company in escrow for Closing, the following with respect to the Property:

(a) Special Warranty Deeds for each of the Real Properties (the “Deeds”) in the form attached hereto as Exhibit D and made a part hereof for all purposes;

(b) that certain Blanket Conveyance, Bill of Sale and Assignment (“Bill of Sale”) in the form attached hereto as Exhibit EFand made a part hereof for all purposes;

(c) that certain FIRPTA Affidavit (the “FIRPTA Affidavit”) in the form attached hereto as Exhibit F and made a part hereof for all purposes;

(d) the Guaranty;

(e) all landlord keys to the Property;

(f) to the extent necessary to permit the Title Company to remove any exception in the Owner Policy for mechanics’ and materialmen’s liens and general rights of parties in possession, an affidavit as to debts and liens and parties in possession executed by the LD Parties, made to Purchasers and the Title Company and in a form reasonably acceptable to the Title Company, along with a GAP Affidavit and any other items reasonably required by the Title Company;

(g) Seller’s certification that, to the best of Seller’s actual knowledge, all representations and warranties made by Seller under this Agreement are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis of such inaccuracy); and

(h) such evidence or documents as may reasonably be required by Purchasers or the Title Company evidencing the status and capacity of Seller and the LD Parties and the authority of the person or persons who are executing the various documents on behalf of Seller and the LD Parties in connection with the sale of the Property.

Section 6.03 Purchasers’ Obligations. On or before the Closing Date, Purchasers shall execute and/or deliver to the Title Company in escrow for Closing, the following:

(a) the Purchase Price in the amounts as described by Section 2.02, by wire transfer of immediately available funds;

(b) the Bill of Sale;

(c) such evidence or documents as may reasonably be required by Seller, the LD Parties or the Title Company evidencing the status and capacity of Purchasers and the authority of the person or persons who are executing the various documents on behalf of Purchasers in connection with the acquisition of the Property; and

(d) Purchasers’ certification that, to the best of Purchasers’ actual knowledge, all representations and warranties made by Purchasers under this Agreement are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis of such inaccuracy).

Section 6.04 Transfer of Roof and Other Warranties. Seller shall use its commercially reasonable efforts to obtain or cause to be obtained at Closing the consents of the issuers of any roof warranties and all other assignable warranties affecting the Property to the assignment of such roof warranties and all other warranties at Closing from the LD Parties to Purchasers, including by causing property management personnel to be available at reasonable times and after reasonable notice for inspections of the roof by such roof warranty issuers and the other issuers of the other warranties and executing such documents as reasonably necessary to assign any such roof warranties to Purchasers.

Section 6.05 Possession. Possession of the Property must be delivered by the LD Parties at the Closing, subject only to the Permitted Exceptions and the Lease.

Section 6.06 Due Diligence and Other Costs. It is expressly understood and agreed between the parties that, at the Closing, Seller shall be responsible for any and all of Purchasers’ third-party, out-of-pocket costs incurred in the investigation and closing of the transaction described in this Agreement, including, but not limited to, Purchasers’ due diligence costs, attorneys’ fees and expenses, consultants fees, the cost of the Survey and any update or changes requested by Purchasers to the Survey, and all other expenses incurred in connection with the inspection of the Property (collectively, the “Due Diligence Costs”). Seller shall pay or reimburse Purchasers at the Closing for any Due Diligence Costs advanced by Purchasers. Seller shall have no responsibility for the payment of any Due Diligence Costs if the Closing does not occur due to Purchasers’ default under this Agreement. If this Agreement is terminated prior to Closing for any reason other than Purchasers’ default under this Agreement, Seller shall pay or reimburse Purchasers the Due Diligence Costs immediately upon demand; provided, however, that if this Agreement is terminated prior to Closing by MRT based upon its dissatisfaction with the results of its due diligence review, then the Due Diligence costs will be borne in equal 50-50 shares by the Purchasers, on the one hand, and the Seller, on the other hand. The provisions of this paragraph shall survive the Closing or any termination of this Agreement.

ARTICLE VII

CLOSING ADJUSTMENTS

Section 7.01 General Prorations. The following, to the extent applicable, will be apportioned at the Closing:

(a) taxes and other assessments (including personal property taxes on the Personal Property) applicable to the Property. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date must be paid in their entirety by Seller or the LD Parties at or before the Closing, except to the extent such assessments are payable in installments, in which event they shall be prorated between the parties. If the tax rate or assessed valuation or both have not yet been fixed, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that to the extent the actual taxes for the current year differ from the amount so apportioned at the Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive delivery of the Deed;

(b) any payments accrued under any Service Contracts; and

(c) any gas, electricity and other utility charges (to be apportioned on the basis of the last meter reading).

In making such apportionments, Purchasers will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchasers will be charged for taxes and other expenses incurred with respect to the day of the Closing.

All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustments if no such adjustments have been requested in writing after a period of sixty (60) days from such time as all necessary information is available to make a complete and accurate determination of such apportionments.

All apportionments (regardless of whether all relevant information has been received or errors have been made) are final and not subject to further post-closing adjustment one (1) year following the Closing Date.

Section 7.02 Specific Prorations. Anything hereinabove contained to the contrary notwithstanding, if applicable:

(a) At the Closing, all discounts for the prepayment of any taxes paid at the Closing shall be prorated. Seller or the LD Parties, as applicable, shall retain and be entitled to receive any tax refunds issued after Closing to the extent applicable to the period prior to the Closing, but not otherwise. Seller may not initiate nor demand and will cause the LD Parties to not initiate or demand that Purchasers initiate or continue any litigation to collect such tax refunds. There will be no proration of any insurance related expenses, it being agreed that Purchasers will obtain its own insurance coverage as of the Closing Date.

(b) As to gas, electricity and other utility charges, Seller may on written notice to Purchasers on or before the Closing Date elect to pay one or more of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereunto and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the delivery of the Deed; provided, however, that Seller will not take any action or fail to take any action which would result in the cessation or termination of utility service to the Property.

Section 7.03 Closing Costs. Seller shall be responsible for payment at Closing of the following: (i) all documentary stamp, transfer, surtax, excise taxes, or other levies or charges of any kind and nature, payable upon the transfer of the Property and/or recordation of the Deed; (ii) the cost of the Owner Policy and any endorsements thereto requested by Purchasers; (iii) the cost of the Survey, and (iv) any and all escrow and other charges of the Title Company and recording fees (all of the foregoing, collectively the “Closing Costs”).

Section 7.04 Brokerage Commissions.

(a) Seller is responsible for payment of a commission (the “Commission”) payable to E. Smith Realty (“Broker”) in connection with the closing under the LD Purchase Agreement (but not upon the Closing of the Sale of the Property to Purchasers) pursuant to the terms of a separate commission agreement between Seller and Broker.

(b) INDEMNITY. EACH PARTY HERETO REPRESENTS TO THE OTHER THAT (I) THERE ARE NO REAL ESTATE COMMISSIONS, FINDERS’ FEES OR BROKERS’ FEES THAT HAVE BEEN OR WILL BE INCURRED IN CONNECTION WITH THIS AGREEMENT OR THE SALE OF THE PROPERTY OTHER THAN THE COMMISSION PAYABLE TO BROKER, AND (II) SUCH PARTY HAS NOT AUTHORIZED ANY BROKER OR FINDER (OTHER THAN BROKER) TO ACT ON SUCH PARTY’S BEHALF IN CONNECTION WITH THE SALE AND PURCHASE HEREUNDER. EACH PARTY HERETO AGREES TO INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, COSTS OR EXPENSES OF ANY KIND OR CHARACTER ARISING OUT OF OR RESULTING FROM ANY AGREEMENT, ARRANGEMENT OR UNDERSTANDING (EXCEPT AS SET FORTH IN SECTION 8.04) ALLEGED TO HAVE BEEN MADE BY SUCH PARTY WITH ANY BROKER OR FINDER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY. THIS OBLIGATION WILL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

Section 7.05 Survival. The terms of this Article VII shall survive any termination of this Agreement and the Closing and delivery of the Deed. Except for Article III, which shall survive the Closing, and the other provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed, and other Closing documents and instruments by Seller and the acceptance thereof by Purchasers shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Purchasers and Seller to be performed hereunder.

ARTICLE VIII

DEFAULT AND REMEDIES

Section 8.01 Termination of Agreement prior to Closing.

(a) This Agreement automatically shall terminate in the event of the termination of the LD Purchase Agreement prior to Closing.

(b) This Agreement may be terminated and the transactions contemplated hereunder may be abandoned at any time prior to the Closing, as follows:

(i) by mutual written consent of Seller and Purchasers;

(ii) Seller may terminate this Agreement by giving written notice to Purchasers at any time prior to the Closing in the event that (i) Purchasers have materially breached any representation, warranty or covenant contained in this Agreement, (ii) Seller has notified Purchasers of the breach, and (iii) the breach has continued without cure for a period of thirty (30) days after the notice of the breach; or

(iii) Purchasers may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event that (A) Seller has materially breached any representation, warranty or covenant contained in this Agreement, (B) Purchasers have notified Seller of the breach, and (C) the breach has continued without cure for a period of thirty (30) days after the notice of the breach, or (ii) if the Closing has not occurred on or before October 31, 2015 (the “Outside Closing Date”) (unless the failure results primarily from Purchasers themselves materially breaching any representation, warranty or covenant contained in this Agreement).

Section 8.02 Notice of Termination; Effect of Termination.

(a) If Purchasers (on the one hand) or Seller (on the other hand) seek to terminate this Agreement pursuant to Section 8.01(b), such party will provide written notice of termination to such other party specifying with particularity the reason for such termination.

(b) If either Purchasers or Seller terminate this Agreement pursuant to Section 8.01, this Agreement will forthwith become void and there will be no liability or obligation on the part of any party hereto except as specified in this ARTICLE VIII and in Section 6.06, each of which will survive any such termination; provided, however, that no such termination (or any provision of this Agreement) will relieve any party from liability for damages arising out of fraud or a knowing or intentional breach of any covenant hereunder.

Section 8.03 Purchasers’ Default. If this Agreement is terminated pursuant to Section 8.01(b) and all of the conditions precedent to Purchaser’s obligations hereunder as set forth in Section 9.05 shall have been satisfied, Seller shall be entitled to (i) recover from Purchasers any Due Diligence Costs paid by Seller, if any, (ii) request assignment and delivery to the Seller, for its future use, of all Due Diligence Materials, and (iii) pursue any and all remedies available to it under law or equity as a result of the breach or default of Purchasers. In no event shall any officer, director, agent or employee of Purchasers or its partners be personally liable for any of Purchasers’ obligations under this Agreement or the documents to be delivered at the Closing. Alternatively, and in lieu of terminating this Agreement, Seller shall have the right, upon a breach or default of Purchasers, to pursue an action to enforce specific performance of Purchasers’ obligations under this Agreement.

Section 8.04 Seller’s Default. If this Agreement is terminated pursuant to Section 8.01(c), Purchasers shall be entitled, as Purchasers’ sole and exclusive remedy (except for specific performance), to recover from Seller the Due Diligence Costs as provided in Section 6.06. Alternatively, and in lieu of terminating this Agreement, Purchasers shall have the right, upon a breach or default of Seller, to pursue an action to enforce specific performance of Seller’s obligations under this Agreement.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01 Seller’s Representations. Seller hereby represents and warrants to Purchasers, as of the Effective Date, except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit G and made a part hereof for all purposes, as follows:

(a) Seller is a duly organized, validly existing limited liability company in good standing under the laws of the State of Texas and is authorized to conduct business in the State of Texas. This Agreement has been duly authorized, executed and delivered by Seller, and is, and at the time of the Closing will be, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(b) Seller has no knowledge of any (and, to its actual knowledge, there is no) current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect the Property in any way whatsoever. For the purposes of this Agreement, Seller’s knowledge shal be deemed to mean the actual knowledge of Jerry Williamson and Kenneth A. Kristofek.

(c) Seller has no knowledge of any written notice of a claim that the Property does not comply with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and on the operation, ownership or use of the Property (collectively, “Applicable Laws”), which noncompliance Seller or the LD Parties have not cured.

(d) Seller has no knowledge of a written notice of any pending or threatened, litigation which does or would affect the Property or Seller’s ability to fulfill all of its obligations under this Agreement.

(e) Seller has no knowledge of any written notice received by the LD Parties concerning any alleged violation of any applicable environmental law, rule or regulation which remains uncured.

(f) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Code), and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

(g) The Property constitutes all of the assets to conduct the business at the Facilities as it is conducted as of the Effective Date.

(h) Seller has delivered to Purchaser a true and complete copy of the LD Purchase Agreement and any and all amendments thereto.

Section 9.02 Purchasers’ Representations. Each Purchaser hereby jointly and severally represents and warrants to Seller, as of the Effective Date hereof and as of the Closing Date, as follows:

(a) Organization. Each Purchaser is a duly organized, validly existing limited liability company in good standing under the laws of the State of Texas and is authorized to conduct business in the State of Texas. This Agreement constitutes a valid and binding obligation of each Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Authority. Each Purchaser has the capacity and complete authority to enter into and perform this Agreement, and no consent, approval or other action by any person or entity (other than the person signing this Agreement on behalf of each Purchaser and any approval to be obtained by Purchasers during the Review Period) will be needed thereafter to authorize each Purchaser’s execution and performance of this Agreement.

(c) Financing. Each Purchaser’s ability to perform hereunder and to pay the Purchase Price to Seller and the LD Parties is not subject to any financing covenant or condition. As of the Closing Date, Purchasers shall have all requisite cash funds or required financing that may be necessary for Purchasers’ full performance hereunder.

(d) Approval. Subject to completing its inspection and due diligence review of the Property, each Purchaser has received the final authority or approval for the purchase of the Property in accordance with the provisions hereof.

Section 9.03 Discovery. If Seller or any of the Purchasers discovers, prior to or at the Closing, that any representation or warranty of the other party is false, misleading or inaccurate in any material and adverse respect, (a) if Purchasers are the discovering party, Purchasers shall be entitled to pursue its remedies under Section 8.04 of this Agreement; and (b) if Seller is the discovering party, Seller shall be entitled to pursue its remedies under Section 8.03 of this Agreement.

If the discovering party elects to proceed to Closing, such party cannot later bring a claim against the other as to such discovered matter. Representations and warranties under this ARTICLE IX shall fully survive the Closing and the delivery of the Deed, but to the extent that neither the Seller nor Purchasers have made any claim as to the breach of any such representation or warranty within twenty-four months (24) months after the Closing Date, such representations and warranties will terminate and be of no further force and effect.

Section 9.04 Conditions Precedent.

(a) Purchasers’ Conditions. Purchasers shall not be obligated to perform under this Agreement unless all of the following conditions precedent are satisfied (or waived in writing by Purchasers) and are otherwise true and correct as of the Closing Date:

(i) All of Seller’s representations and warranties shall be true and correct in all material respects.

(ii) Seller shall have performed all of its covenants, agreements, and obligations under this Agreement in all material respects and shall otherwise not be in default.

(iii) There shall not have been any material adverse change with respect to the Property or the matters reflected in the Title Commitment or Survey, except to reflect those items otherwise authorized by this Agreement or approved or otherwise created in writing by Purchasers.

(iv) Seller or the LD Parties shall have paid all due and outstanding (i) taxes and other assessments (including personal property taxes on the Personal Property) applicable to the Property, and (ii) gas electricity and other utility charges applicable to the Property.

(v) The LD Closing has occurred (or will occur concurrently with the Closing).

(vi) The closing under the OTA shall have occurred (or will occur concurrently with the Closing).

(vii) Any existing leases or management agreements among the LD Parties or between the LD Parties and a third party operator with respect to the Facilities shall have been terminated.

(viii) New Operators shall have received all necessary licenses and other governmental consents, approvals and certifications required in connection with the operation of the Facilities by the New Operators as skilled nursing facilities, including but not limited as Medicare and Medicaid nursing homes being fully and unconditionally certified for participation in the Medicaid and Medicare reimbursement programs without any waivers or conditions, and any and all necessary governmental inspections required in connection with the transactions contemplated hereby shall have been favorably completed.

(ix) The Commencement Date (as such term is defined in the Lease) shall have occurred or shall occur simultaneously with the Closing.

Seller shall use reasonable efforts to satisfy all of the foregoing conditions precedent. If Seller is unable to satisfy all of the foregoing conditions precedent, Purchasers may waive one or more conditions precedent, or either Purchasers or Seller may extend the Outside Closing Date for up to an additional thirty (30) days by written notice to the other. If Purchasers elect to close, Purchasers will be deemed to have waived any conditions actually known by Purchasers to be unsatisfied at the Closing.

Section 9.05 Exclusivity. Unless and until this Agreement is terminated in accordance with its terms prior to Closing, neither Seller, nor any of its employees, subsidiaries or agents shall engage, either directly or indirectly, in discussions with any other parties regarding the sale of, leaseback of, or additional financing services for, the Property, except as contemplated by the LD Purchase Agreement.

Section 9.06 LD Purchase Agreement. From and after the Effective Date hereof, Seller shall not agree to any amendment or other modification of the LD Purchase Agreement or any of its terms, or make any elections or give any notices under the LD Purchase Agreement, without the prior written consent of Purchasers. In addition, Seller shall promptly provide to Purchasers complete copies of any and all notices given or received by Seller pursuant to the LD Purchase Agreement.

Section 9.07 Survival. The representations provided in this Article IX will survive the Closing for a period of 18 months, it being hereby acknowledged that such representations will not merge with the Deed to be delivered at Closing. Furthermore, liabilities and obligations which, by their express terms, survive the Closing or the termination of this Agreement are “Surviving Obligations”.

ARTICLE X

NOTICES

Section 10.01 Notices. Any notice, demand or other communication which may or is required to be given under this Agreement must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service, such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to Purchasers and Seller as listed below. Notice to one Purchaser shall constitute notice to all Purchasers.

Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) business day after the date of deposit, if transmitted by reputable overnight courier service, or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given.

Purchasers and Seller may change their respective addresses for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given, unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchasers:	MRT of Dallas TX – SNF/ALF, LLC
3102 West End Ave, Suite 400
Nashville, TN 37203
Attention: William C. Harlan, President
Telephone: (615) 627-4714
Facsimile: (615) 658-8141
Email: wharlan@medequities.com

With a copy to:	Arent Fox LLP
1675 Broadway, 34th Floor
New York, NY 10019
Attention: Michael S. Blass, Esq.
Telephone: (212) 484-3902
Facsimile: (212) 484-3990
Email: Michael.blass@arentfox.com

If to Seller:	GruenePointe Acquisition I, LLC
325 North Saint Paul St., Suite 3400
Dallas, TX 75201
Attention: Ken Kristofek
Telephone: (214) 295-4109
Email: k2@gruenerep.com

With a copy to:	Kane Russell Coleman & Logan, P.C.
1601 Elm Street, Suite 3700
Dallas, TX 75201
Attention: David L. Pratt
Telephone: (214) 777-4272
Facsimile: (214) 777-4299
Email: dpratt@krcl.com

Purchasers’ counsel may deliver any notice required or otherwise permitted to be given by Purchasers hereunder with the same effect as if given directly by Purchasers.

ARTICLE XI

RISK OF LOSS

Section 11.01 Minor Damage. In the event of “minor” loss or damage to any Property, being defined for the purpose of this Agreement as damage such that the Property in question could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Purchasers (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchasers and Seller), to a condition substantially identical to that of such Property immediately prior to the event of damage at a cost equal to or less than $100,000.00, and which would not permit any New Operator to terminate the Lease, neither Seller nor Purchasers shall have the right to terminate this Agreement due to such damage, but the Fixed Purchase Price shall be reduced by an amount equal to the cost to repair such damage and in such event Seller shall retain all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property.

Section 11.02 Major Damage. In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove), Purchasers shall have the option of terminating this Agreement by written notice to Seller, in which event Seller and Purchasers shall thereupon be released from any and all liability hereunder (other than those liabilities that expressly survive any termination of this Agreement).

If Purchasers elect not to terminate this Agreement, Purchasers and Seller shall proceed with the Closing, provided Seller shall assign all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property, and Purchasers shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Purchasers, together with the uninsured portion of any such damage.

Section 11.03 Seller and Purchaser Risk. Except as set forth in Section 11.01 and Section 11.02, Seller shall bear the full risk of loss until Closing. Upon the Closing, full risk of loss with respect to the Property shall pass to Purchaser, except to the extent such loss is the responsibility of the New Operators pursuant to the Lease.

Section 11.04 Condemnation. If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of any Property and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of such Property, then Purchasers may terminate this Agreement upon written notice to Seller and Seller and Purchasers shall thereupon be released from any and all further liability hereunder (other than those liabilities that expressly survive termination of this Agreement). If Purchasers do not elect to terminate this Agreement within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the reasonable opinion of Purchasers, such condemnation or eminent domain proceedings would not materially interfere with Seller’s current use of the Property, Seller shall assign to Purchasers at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements among the parties concerning the Property.

Section 12.02 No Rule of Construction. This Agreement has been drafted by both Seller and Purchasers and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 12.03 Multiple Counterpart; Governing Law. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State of Texas (without regard to conflicts of laws). This Agreement may be executed by pdf or facsimile signatures of one or more of the parties hereto, which signatures shall be binding on such parties as if original signatures were obtained. The parties irrevocably (a) agree that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in a court of record in Dallas County, Texas, (b) consent to the non-exclusive jurisdiction of each such court in any such suit, action or proceeding, and (c) waive any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 12.04 Attorneys’ Fees. In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its attorneys’ fees and costs of suit.

Section 12.05 Interpretation. This Agreement shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Property, Intangible Property and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Agreement in its entirety; (j)

references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Agreement; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Agreement.

Seller acknowledges that obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survives the Closing shall be considered a “liability” for purposes of any member or other distribution limitation imposed under the organizational laws applicable to Seller and/or its members, shareholders and partners.

Section 12.06 Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Agreement.

Section 12.07 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by the Title Company.

Section 12.08 Reporting Person. Purchasers and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.09 Time of Essence. Time is of the essence to both Seller and Purchasers in the performance of this Agreement, and they have agreed that strict compliance by all of them is required as to any date and/or time set out herein. If the final day of any period of time set out in any provision of this Agreement falls upon a Saturday, Sunday or a legal holiday under the laws of the State in which the Property is located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.10 Notices.

(a) If the Real Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49, Texas Water Code, requires Seller or the LD Parties to deliver and Purchasers to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fees of the district before final execution of this Agreement.

(b) If the sale of any portion of the Real Property or if Purchasers’ use of the Real Property after Closing results in the assessment of additional taxes, penalties or assessments (collectively, “Assessments”) for periods prior to Closing, the Assessments will be Purchaser’s obligation. If Seller’s change in the use of the Real Property prior to a Closing or a denial of a special use valuation on the Real Property claimed by Seller or the LD Parties results in Assessments for periods prior to Closing, the Assessments will be Seller’s obligation. The terms of this Section 12.11(b) shall survive Closing.

(c) If the Real Property is not located within a municipality’s limits or a municipal utility district (MUD) and is located in a certificated service area of a utility service provider (a utility, a water supply or sewer service corporation, or a special utility district organized and operating under Chapter 65, Water Code). §13.257, Water Code requires Seller or the LD Parties to deliver a notice regarding the utility service provider to Purchasers.

(d) If the Real Property adjoins or shares a common boundary with the tidally influenced submerged lands of the state, §33.135 of the Texas Natural Resources Code requires a notice regarding coastal area Real Property to be included as part of this Agreement.

(e) If the Real Property is located seaward of the Gulf Intracoastal Waterway, §61.025, Texas Natural Resources Code, requires a notice regarding the seaward location of the Real Property to be included as part of this Agreement.

(f) If any portion of the Real Property is located outside the limits of a municipality, Seller hereby notifies Purchasers that the Real Property may now or later be included in the extra-territorial jurisdiction (“ETJ”) of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and ETJ. To determine if the Real Property is located within a municipality’s ETJ, Purchasers should contact all municipalities located in the general proximity of the Real Property for further information.

(g) The Real Property, described below, that you are about to purchase, may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If the Real Property is located in a certificated area, there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your Real Property. You are advised to determine if the Real Property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your Real Property.

(h) If any portion of the Real Property is located in a public improvement district, Seller or the LD Parties are required to notify Purchasers as follows: As Purchasers of the Real Property, you are obligated to pay an assessment to a municipality or county for an improvement project undertaken by a public improvement district under Chapter 372 of the Local Government Code. The assessment may be due annually or in periodic installments. More information concerning the amount of the assessment and the due dates of such assessment may be obtained from the municipality or county levying the assessment. The amount of the assessments is subject to change. Your failure to pay the assessments could result in a lien on and foreclosure of the Real Property.

(i) Brokers are not qualified to perform Real Property inspections, surveys, engineering studies, environmental assessments, or inspections to determine compliance with zoning, governmental regulations, or laws. Purchasers should seek experts to perform such services. Selection of inspectors and repairmen is the responsibility of Purchasers and not the brokers.

Section 12.11 Restructuring. If Purchasers determine, in their sole discretion, that the structure of the transactions contemplated hereunder may jeopardize Purchasers’ ability to qualify as a Real Estate Investment Trust under the Code, then Purchasers and Seller agrees to use commercially reasonable efforts to modify the structure of the transactions contemplated hereunder in such a way as to not to jeopardize such qualification, provided, however, such modified structure shall not result in detrimental economics to any party.

Section 12.12 Assignment by Purchasers. This Agreement is binding upon and will inure to the benefit of the parties and their respective heirs, legal representatives, and permitted successors and assigns. None of the parties hereto shall assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of the remaining parties hereto, which consent may be granted or withheld in such remaining parties’ sole discretion, and any assignment in the absence of such consent shall be null and void ab initio.

Section 12.13 No Recordation. Seller and Purchasers agree that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Purchasers agree (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities, including, without limitation, reasonable attorneys’ fees and expenses, incurred by Seller by reason of the filing by Purchasers of such notice of pendency or other instrument; provided however, notwithstanding the foregoing to the contrary, in the event the Seller is in default of this Agreement, then the Purchasers will have the right to file a notice of lis pendens in the real property records in the county where the Property is located announcing that a lawsuit involving the Property is pending in a specific court.

Section 12.14 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

Section 12.15 ERISA. Each Purchaser represents and warrants to Seller that:

(i) Each Purchaser is not an employee benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and none of the assets of Purchasers constitute or will constitute assets of any such employee benefit plans subject to Part 4, Subtitle B, Title I of ERISA.

(ii) Each Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and the funds used by each Purchaser to acquire the Property are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

(iii) Each Purchaser is not a Separate Account, or an “affiliate” of Seller as defined in Section IV(b) of PTE 90-1.

Section 12.16 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF PURCHASERS AND SELLER HEREUNDER.

Section 12.17 Section 1031 Exchange. Purchasers acknowledges that Seller may sell the Property pursuant to the terms of the Internal Revenue Code Section 1031. All costs and fees of such Section 1031 Exchange will be paid by Seller. Purchasers shall cooperate with Seller and execute documents reasonably necessary hereunder for Seller to conduct a like-kind exchange. In no event will Purchasers (i) be required to take title to any real property other than the Property by conveyed herein, (ii) have their rights under this Agreement reduced, affected or diminished, or (iii) bear any costs or expenses.

Section 12.18 SPECIAL PROVISIONS – TEXAS. In accordance with Section 5.010(a) of the Texas Property Code, as amended, Seller hereby notifies Purchasers of the following:

NOTICE REGARDING POSSIBLE LIABILITY FOR ADDITIONAL TAXES

If for the current ad valorem tax year the taxable value of the land that is the subject of this contract is determined by a special appraisal method that allows for appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the land. The taxable value of the land and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the land is located.

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Agreement has been executed by Purchasers and Seller as of the date and year first above written.

PURCHASERS:
MRT OF GRAHAM TX – SNF, LLC
a Delaware limited liability company

By:	/s/ Jeffery C. Walraven

Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF KEMP TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven

Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF KERENS TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven

Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF BROWNWOOD TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven

Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF EL PASO TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven

Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF KAUFMAN TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven

Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF LONGVIEW TX – SNF, LLC
a Delaware limited liability company

By:	/s/ Jeffery C. Walraven

Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF MT. PLEASANT TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven

Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF SAN ANTONIO TX – SNF I, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven

Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF SAN ANTONIO TX – SNF II, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven

Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

SELLER:

GRUENEPOINTE ACQUISITION I, LLC a Texas limited liability company,

By: Gruene Point Holdings LLC, a Texas limited liability company,
Its Managing Member

By: OnPointeHealthDevelopment, L.L.C., a Texas limited liability company,
Its Managing Member

By:	/s/ Jerry Williamson
Jerry Williamson, Member

EXHIBIT A

FACILITIES

(See attached)

Facility Name	Address	Lic. Beds
Casa Rio Health Care and Rehabilitation	6211 S New Braunfels Avenue, San Antonio, 78223, Bexar County	124

Graham Oaks Care Center[1]	1325 First Street Graham, 76450 Young County	120

Greenhill Villas	2530 Greenhill Road, Mount Pleasant, 75455-6744, Titus County	150

Kemp Care Center	1351 South Elm Street, Kemp, 75143, Kaufman County	124

Kerens Care Center	809 NE 4th Street, Kerens, 75144, Navarro County	70

River City Care Center	921 Nolan Street, San Antonio, 78202, Bexar County	100

Songbird Lodge	2500 Songbird Circle, Brownwood, 76801, Brown County	125

Sunflower Park Health Care	1803 Highway 243 East, Kaufman, 75142, Kaufman County	92

St. Teresa Nursing and Rehabilitation Center	10350 Montana Avenue, El Paso, 79925, El Paso County	124

Whispering Pines Lodge I LLP	2131 Alpine Road, Longview, 75601, Gregg County	116

[1]	Graham Oaks Care Center is intended to be added following the Closing in accordance with the terms of the Letter Agreement, dated July 29, 2015, among Guarantors, Landlord and Tenant.

EXHIBIT B

LEGAL DESCRIPTIONS

(See attached)

EXHIBIT B

LEGAL DESCRIPTIONS OF LAND

Kerens

PARCEL ONE:

All that certain lot, tract or parcel of land, situated in the City of Kerens, Navarro County, Texas, a part of the Daniel Addition according to the Plat recorded in Volume 493, Page 185, Navarro County, Texas, Deed Records, and which is more particularly described as follows.

BEGINNING at the intersection of the North line of 4th Street and the East line of Margaret Avenue

THENCE Eastward with the North line of 4th Street 300 feet to the intersection of the West line of Lella Avenue and North line of 4th Street;

THENCE North with the West line of Lella Avenue 600 feet to the intersection of the South line of 6th Street and West line Lella Avenue,

THENCE Westward 300 feet to the intersection of East line of Margaret Avenue and South line of 6th Street;

THENCE with the East line of Margaret Avenue 600 feet to the PLACE OF BEGINNING.

PARCEL TWO:

A right of way over and across all that certain lot, tract or parcel of land being a 33’ wide strip of land, a portion of that certain 95.6 acre tract in the Hiram Bush Survey, Navaro County, Texas, Known as the Joe M Daniel Block 3 described in Volume 621, Page 585, Deed Records of Navarro County, Texas, with the center line of said right of way being a straight line described as follows.

BEGINNING at the Southwest corner of the Joe M. Daniel Brock 3;

THENCE N 29 deg. 50’ W a distance of 1,240 feet to a point;

THENCE N 60 deg. 10’ E a distance of 255 feet 3 inches to a point for the PLACE OF BEGINNING of the center line of such right of way;

THENCE N 29 deg. 50’ W to the point of intersection with the existing City of Kerens, Texas, sewer line, the PLACE OF ENDING of the center line of such right of way

And further described as Tract 46A. H. Bush Abstract, by the Navarro Central Appraisal District (formerly R07607, and now Account No. 31518)

KEMP

Lot 1 Block 1. of Kemp Health Care Addition, an addition to the City of Kemp, in kaufman County Texas, according to the Map or Plat thereof recorded in Cabinet 3 Page 184. Plat Records of kaufman County. Texas, and Document No. 2012-0018091 of the Official Public Records of kaufman County, Texas

SUNFLOWER

TRACT 1:

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey, Abstract No. 21, Kaufman County, Texas, part of that certain called 7.338 acre tract conveyed to Ricky R. Vrzalik, el al from Andrew J. Kupper, and wife on January 13, 1988 and recorded in Volume 917, Page 85 of the Deed Records of Kaufman County, Texas, and being more particularly described by metes and bounds on Exhibit “A-1” attached hereto and made a part hereof.

TRACT 2:

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey, Abstract No. 21, Kaufman County, Texas, part of that certain called 3,551 acre tract conveyed to Dorothea Spencer by Ricky R. Vrzalik, etal on March 30, 1990, recorded in Volume 987, Page 334 of the Deed Records of Kaufman County, Texas, and being more particularly described by metes and bounds on Exhibit “A-2” attached hereto and made a part hereof.

TRACT 3:

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey, Abstract No. 21, Kaufman County, Texas, part of that certain called 3.551 acre tract conveyed to Dorothea Spencer by Ricky Ft Vrzalik, etal on March 30, 1990, recorded in Volume 987, Page 334 of the Deed Records of Kaufman County, Texas, and being more particularly described by metes and hounds on Exhibit “A-3” attached hereto and made a part hereof.

SUNFLOWER

EXHIBIT “A-1”

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey, Abstract No. 21, Kaufman County, Texas, part of that certain called 7.338 acre tract conveyed to Ricky R Vrzalik, et al from Andrew J. Kupper, and wife on January 13, 1988 and recorded in Volume 917, Page 85 of the Deed Records of Kaufman County. Texas and being more completely described as follows, to wit:

BEGINNING at an iron rod for corner in the Northwest line of the above mentioned 7.338 acre tract and being N 45 deg. 45 min. 31 sec. E 265.85 feet from the Southwest corner of same;

THENCE N 45 deg. 45 min. 31 sec. E, with the Northwest line of said 7.338 acre tract, a distance of 346.48 feet to an iron rod at the North or Northwest corner of same, in the South right of way line of Old State Highway No. 243 and being in a curve, the radius point of which bears N 34 deg. 08 min. 51 sec. E- 1960.00 feet;

THENCE in an Easterly direction with said right of way line and said curve to the left, the angle of which is 4 deg. 49 min. 25 sec., the radius is 1960.00 feet, the tangent is 82.55 and the length is 165.00 feet, a distance of 51.19 feet to an iron rod for corner;

THENCE S 45 deg. 45 min. 31 sec. W, a distance of 159.83 foot to an iron rod for corner;

THENCE S 60 deg. 40 min. 34 sec. E, a distance of 239.72 feet to an iron rod for corner;

THENCE S 30 deg. 56 min. 56 sec. W, a distance of 248.90 feet to an iron rod in the South line of the above mentioned 7.338 acre tract and in the North right of way line of State Highway No. 243;

THENCE N 84 deg. 33 min. 19 sec. W, with said South line and with said right of way line, a distance of 279.00 feet to an iron rod for corner;

THENCE N 5 deg. 43 min. 35 sec. E, a distance of 203.36 feet to the PLACE OF BEGINNING, containing 2.391 acres of land, more or less.

SUNFLOWER

EXHIBIT “A-2”

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey Abstract No. 21, Kaufman County, Texas, part of that certain called 3.551 acre tract conveyed to Dorothea Spencer by Ricky R. Vrzalik, et al on March 30, 1990, recorded in Volume 987, Page 334 of the Deed Records of Kaufman County, Texas, and being more completely described as follows, to wit:

BEGINNING at a 3/8” iron rod found at the East corner of the above mentioned 3.551 acre tract and being in the Southwest right of way line of Old State Highway No. 243;

THENCE S 30 deg. 56 min. 56 sec. W, with the Southeast line of said 3.551 acre tract, a distance of 150.06 ft. to a 3/8” iron found at the Southerly East corner of the Spen-Kar, Inc. 2.391 acre tract, recorded in Volume 1023, Page 698 of the Deed Records of Kaufman County, Texas;

THENCE N 60 deg. 40 min 34 sec. W, with the Southerly Northeast line of said 2.391 acre tract, a distance of 239.72 ft. to a 3/8” iron rod found at an ell corner of same;

THENCE N 45 deg. 45 min. 31 sec. E, with the Northerly Southeast line of said 2.391 acre tract, a distance of 159.83 ft. to a 3/8” iron rod found at the Northerly East corner of same, in the Northeast line of the above mentioned 3.551 acre tract, in the Southwest right of way line of Old State Highway No. 243 and being in a curve to the left, the radius point of which bears N 32 deg. 39 min. 04 sec. E, 1960.00 ft.;

THENCE in an Easterly direction with said right of way line and with said curve to the left, the angle of which is 3 deg. 19 min. 38 sec., the radius is 1960.00 ft. and the tangent is 56.92 ft. a distance of 113.82 ft. to a 3/8” iron rod found at the P.T. of said curve to the left;

THENCE S 60 deg. 40 min. 34 sec. E, continuing with the Southwest right of way line of Old State Highway No. 243, a distance of 85.00 ft. to the POINT OF BEGINNING, containing 0.760 of an acre of land, more or less.

SUNFLOWER

EXHIBIT “A-3”

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey, Abstract No. 21, Kaufman County, Texas, part of that certain called 3.551 acre tract conveyed to Dorothea Spencer by Ricky R, Vrzalik, etal on March 30, 1990, recorded in Volume 987, Page 334 of the Deed Records of Kaufman County, Texas, and being more completely described as follows, to wit:

BEGINNING at a 3/8” iron rod found at the West corner of the above mentioned 3.551 acre tract, in the Southeast line of Collage Heights Addition, recorded in Volume 127, Page 302 of the Deed Records of Kaufman County, Texas and being in the North right of way line of State Highway No. 243;

THENCE N 45 deg. 45 min. 31 sec. E, with the Northwest line of said 3.551 acre tract, a distance of 265.85 ft. to a 3/8” iron rod found at the Northwest corner of the Spen-Kar, Inc. 2.391 acre tract, recorded in Volume 1023, Page 098 of the Deed Records of Kaufman County, Texas;

THENCE S 6 deg. 43 min. 35 sec. W, with the West line of said 2.391 acre tract, a distance of 203.36 ft. to a 3/8” iron rod found at the Southwest corner of same, in the South line of said 3.551 acre tract and being in the North right of way line of State Highway No. 243;

THENCE N 84 deg. 33 min. 19 sec. W, with the North right of way tine of State Highway No. 243, a distance of 85.45 ft. to a 3/8” iron rod found at the P.C. of at curve to the right, the radius point of which bears N 5 deg. 26 min. 41 sec. E, 5670.00 ft.,

THENCE, continuing with said right of way line and with said curve to the right, the angle of which is 0 deg. 51 min. 52 sec., the radius is 5670.00 ft. and the tangent is 42.78 ft., a distance of 85.55 ft. to the POINT OF BEGINNING, containing 0.400 of an acre of land, more or less.

CASA RIO

Lot 2, Block 1. New City Block 10934 Highland Hills Village, in the City of San Antonio, Bexar County, Texas, according to the map or plat thereof recorded in Volume 9609, Page 34, of the Dead and Plat Records of Bexar County, Texas.

RIVER CITY

0.992 of an acre of land, more or less, being comprised of Lots 15, 16, 17 and 18, Block G, New City Block 1659, ORIGINAL CITY LOT 11, RANGE 4, DISTRICT 1, San Antonio, Bexar County, Texas: as shown on the City of San Antonio Engineers Section Map No. 28, and being the same tract of land conveyed to River City Life Care, Inc. of record in Volume 10463, Page 1816, Official Public Records or Bexar County, Texas. Said 0.992 acre tract being more particularly described by metes and bounds in Exhibit “A” attached hereto and made a part hereof.

ST. TERESA

LOT 1, Block 1, Montana Skilled Nursing Subdivision, an addition to the City of El Paso, El Paso County, Texas, according to the map thereof recorded under instrument No. 20120023088, Real Property Records of El Paso County, Texas.

GREENHILL

Tract 1: Fee Simple Estate

BEING all that certain tract or parcel of land situated in the Prior Horton Survey, A 265, located about 2.35 miles N 6º W from the City of Mt. Pleasant. Titus County, Texas; being a part of that certain 20.594 acres described in a Deed from Houston Thomas and wife, Ellen Thomas to Mt. Pleasant Land Development, dated September 12, 2007, recorded in Vol. 1968, Page 5, Real Property Records of Titus County, Texas; and being more particularly described as follows:

COMMENCING at a 5/8” rebar found on the Southeast corner of said 20.594 acre tract, being on the Northeast corner of a 7.93 acre tract described as Third Tract in a Deed to Cathy Lynn Shurbet, dated October 19, 2005 recorded in Vol. 1773, Page 2, Real Property Records, and being on the West boundary line of 2,841 acre tract Save & Excepted by Timothy R. Taylor and wife. Charissa D Taylor, dated September 4, 2004, recorded in Vol. 1657, Page 62, Real Property Records:

THENCE S 88º 50’ 50“ W along the South boundary line of said 20.594 acre tract a distance of 517.81 feet to a 1/2” rebar set for a corner, and being on the Point of Beginning;

THENCE S 88º 50’ 50“ W along the South boundary line of said 20.594 acre tract a distance of 465.46 feet to a 1/2” rebar marked with a “COOPER” cap found on the most Southerly Southwest corner of said 20.594 acre tract, being on the North boundary line of a 6 acre tract described as First Tract in said Part Deed (v. 1773, p. 2), and being on the Southeast corner of a CALLED 2 acre tract described in a Deed to Mrs. Lida E. Moore, dated August 7, 1951, recorded in Vol. 185, Page 490, Deed Records;

THENCE in a Northerly direction as follows:

N 1º 41’ 12“ W a distance of 291.16 feet to a 1/2” rebar marked with a “COOPER” cap found on an internal angle corner of said 20.594 acre tract, and being on the Northeast corner of said CALLED 2 acre tract,

S 89º 13’ 00“ W a distance of 15.30 feet to a 1/2” rebar set, and

N 14º 03’ 27“ W a distance of 252.21 feet to a 1/2” rebar set on the South boundary line of a 2.637 acre Access Easement surveyed this 1st date of July, 2008 out of said 20.594 acre tract;

THENCE S 89º 50’ 49“ E along the south boundary line of said Access Easement a distance of 562.92 Feet to a 1/2” rebar set for a corner;

THENCE in a Southerly direction as follows:

S 0° 09’ 11“ W a distance of 47.43 feet to a 1/2” rebar set,

S 15° 11’ 37“ E a distance of 350.97 feet to a 1/2” rebar set,

S 74° 48’ 23“ W a distance of 132.04 feet to a 1/2” rebar set, and

S 12° 33’ 54“ E a distance of 106.42 feet to the PLACE OF BEGINNING and containing 6.467 acres of land, more or less.

Tract 2: Easement Estate

As established and defined by Easement Deed executed by Cathy Lynn Shurbet Parr to Mt. Pleasant Land Development, L.L.C., filed for record on February 7, 2008, and recorded under County Clerk’s File No. 200800000729, Real Property Records of Titus County, Texas.

Tract 3: Easement Estate

As established and defined by that Declaration of Access Easement executed by Mt. Pleasant Land Development LLC, a Texas limited liability company, effectively dated August 7, 2008, filed for record on August 18, 2008, and recorded under County Clerk’s File No. 200800004567, Real Property Records of Titus County, Texas.

Tract 4: Easement Estate

WHISPERING PINES

Exhibit A

Legal Description

BEING 4.96 acres of land located in the Alex Jordan Survey, A-262, City of Longview, Gregg County, Texas, said 4.96 acres being all of Lot 1 and part of Lot 2, Block 8215, Jefferson Village East, Unit 1 according to the Correction Plat of said Block 8215 recorded in Volume 1255, Page 307, Deed Records, Gregg County, Texas, also being a part of a called 14.48 acre tract recorded in Volume 2499, Page 327, Public Official Records, Gregg County, Texas, said 4.96 acres being more particularly described as follows:

BEGINNING at a 1/2” iron rod set at the intersection of the South ROW line of Eden Drive and the West ROW line of Alpine Road for corner, said corner being the Northeast corner of said Lot 1, Block 8215 of said Jefferson Village East - Unit 1, same being the Northeast corner of said called 14.48 acre tract and PLACE OF BEGINNING of the herein described 4.96 acre tract of land;

THENCE S 45 deg. 20 min. 00 sec. W, 329.80 feet along the West ROW line of said Alpine road, same being the East line of said Lot 1, Block 8215 and said called 14.48 acre tract to a 1/2 inch iron rod set in same for angle point of this tract;

THENCE S 47 deg. 50 min. 00 sec. W, 389.63 feet along the West ROW line of said Alpine Road, same being the East line of said Lot 2 and Lot 2, Block 8215, and called 7.24 acre tract to a 1/2 inch iron rod set in same for the Southwest corner of the herein described 4.96 acre tract of land;

THENCE N 42 deg. 10 min 00 sec. W, 250.00 feet to a 1/2 inch iron rod set for an angle point of this tract;

THENCE N 01 deg. 09 min. 00 sec. W, 245.50 feet to a 1/2 inch iron rod set in the South ROW line of said Eden Drive for corner, said corner also being in the North line of said Lot 2, Block 8215 and said 14.48 acre tract for the Northwest corner of the herein described 4.96 acre tract of land;

THENCE N 88 deg. 50 min. 26 sec. E, 88.21 feet along the South ROW line of said Eden Drive to a 1/2 inch iron rod set in same for angle point of this tract;

THENCE S 87 deg. 46 min. 01 sec. E, 84.50 feet along the South ROW line of said Eden Drive to a PK nail set in concrete for angle point of this tract;

THENCE S 86 deg. 06 min. 00 sec. E, 526.70 feet along the South ROW line of said Eden Drive to the PLACE OF BEGINNING and containing 4.96 acres of land.

SONGBIRD LODGE

Exhibit A

Legal Description

Tract 1:

All of that certain 4.00 acre tract, lot, or parcel of land being out of the Taylor Smith Survey No. 600, Abstract No. 821, being situated in the City of Brownwood, Brown County, Texas, 3.06895 miles, S 12°29’22.8” W, of the Court House of Brown County, Texas, and being 23.37513 miles, N 39 39°03’04,8” E, of the Geographical Center of the State of Texas, and being more particularly described by metes and bounds on Exhibit “A-1” attached hereto and made a part hereof.

Tract 2:

Those certain non-exclusive easements for ingress to and from Tract 1 as described herein and a recognized public roadway, and being described in three parcels as follows:

Parcel 1:

Along the Northwest 25 feet of what is depicted as “Alamo Street” on that certain plat prepared by George M. Amthor, Ill, R.P.L.S. dated August 23, 1991, which said plat is attached hereto as Exhibit “B” and made a part hereof beginning at the intersection of the centerline of the said “Alamo Street”, and continuing Northeasterly to the intersection of said centerline with the Northwest line of an unnamed street adjoining the 4.0 acre tract hereby conveyed along its Northeast line;

Parcel 2:

A 50 foot wide roadway along the Northeast line of the 4.0 acre tract hereby conveyed, the centerline of which begins at the intersection of the centerline of an unnamed street and the centerline of “Alamo Street” as shown on the said George M. Amthor, Ill, plat, and running South 21 degrees, 24 minutes, 00 seconds East 398.95 feet to the end of this; and

Parcel 3:

A 50 foot wide roadway along the Southwest line of the 4.0 acre tract hereby conveyed, the centerline of which begins at the intersection of the centerline of another unnamed street and the center line of the said “Alamo Street” as shown on the said George M. Amthor, Ill, plat, and running North 21 degrees, 19 minutes, 38 seconds, West 398.95 feet to the end of this.

EXHIBIT “A-1”

All of that certain 4.00 acre tract, lot, or parcel of land being out of the Taylor Smith Survey No. 600, Abstract No. 821, being situated in the City of Brownwood, Brown County, Texas, 3.06895 miles, S 12°29’22.8” W, of the Court House of Brown County, Texas, and being 23.37513 miles, N 39 39°03’04.8” E, of the Geographical Center of the State of Texas, and being the same land as conveyed by Deed from Howard Payne University to R. U. S. Inc, dated October 7, 1991, being of record in Volume 1091, Page 255, of the Real Property Records of Brown County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at a 1/2” iron rod found in place in the intersection of the northerly line of Alamo Street and the Easterly line of Songbird Circle, being the SWC of said 4 acre tract, for the South West Corner of this;

THENCE North 21 degrees 30 minutes 06 seconds West, with the east line of said Songbird Circle, 373.75 feet to a 1/2” iron rod found in place, being the NWC of said 4 acre tract, and the SWC of same land as conveyed as a 3.155 acre tract, and described in a deed to Redstone Park L.P., dated April 5, 1996, being of record in Volume 1224, Page 827, of the Real Property Records of Brown County, Texas, for the North West Corner of this;

THENCE North 68 degrees 24 minutes 41 seconds East, with southerly line of said 3.155 acre tract, and the northerly line of said 4.00 acre tract, 465.67 feet to a 1/2” iron rod found in the Westerly line of said Songbird Circle, being the SEC of said 3.155 acre tract, and the NEC of said 4.00 acre tract, for the North East Corner of this;

THENCE South 21 degrees 36 minutes 46 seconds East, with the westerly line of said Songbird Circle, 374.14 feet to a 1/2” iron rod found at the intersection of the northerly line of said Alamo Street, being the SEC of said 4.00 acre tract, for the South East Corner of this;

THENCE South 68 degrees 27 minutes 33 seconds West, with the northerly line of said Alamo Street, 466.40 feet to the Place of Beginning and calculated to contain 4.00 acres of land in area

GRAHAM OAKS

EXHIBIT “A”

A tract of land containing 6.05 acres, more or less, being part of Block 114 out of the Ben Hill Survey, Abstract No. 137 and being the same tract as described in a deed from Graham Oaks, Inc. to Graham Oaks Associates, L.P., recorded in Volume 754, Page 153, of the Deed Records of Young County, Texas, being more particularly described as follows:

Beginning at a 5/8 inch red set in the north line of First Street and at the southeast corner of a 20 foot alley as shown on a plot of Morningside Addition to the city of Graham, recorded in Volume 1, Page 179, of the Plot Records of Young County, Texas, said iron rod being the southwest corner of the tract described in a deed from Graham Oaks, Inc., to Graham Oaks Associates, L.P. recorded in Volume 754, Page 153, of the Deed Records of Young County, Texas;

Thence with the east line of said alley, North 00 degrees 19 minutes 31 seconds East for a distance of 599.00 feet to an “X” set in concrete for corner in the south line of a called 8.5 acre tract described in a deed recorded in Volume 404, Page 538, of the Deed Records of Young County, Texas;

Thence with the south line of said 8.5 acre tract, South 89 degrees 40 minutes 29 seconds East for a distance of 4.40.00 feet to a 5/8 inch iron rod set for corner at the northwest corner of a called 47. 8 area tract;

Thence with the northernmost west line of said 47.8 acre tract, South 00 degrees 19 minutes 31 seconds West for a distance of 599.00 to a 5/8 iron rod set for corner in the north R.O.W. line of First Street;

Thence with the North R.O.W. line of First Street, North 89 degrees 40 minutes 29 seconds West for a distance of 440.00 feet to the point of beginning.

EXHIBIT C

GUARANTY

(See attached)

EXHIBIT D

FORM OF SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

This instrument prepared by or under the supervision of

(and after recording should be returned to):

Arent Fox LLP

1675 Broadway

New York, NY 10019

Attn: Michael S. Blass, Esquire

Parcel I.D. No.

SPECIAL WARRANTY DEED

THAT                                         , a                          (the “Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, paid by                                         , a                          (the “Grantee”), HAS GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents DOES GRANT, BARGAIN, SELL and CONVEY unto Grantee all of that certain tract or tracts of land (the “Land”) situated in Dallas County, Texas, and described on Exhibit “A” which is attached hereto and incorporated herein by reference for all purposes, together with all of Grantor’s right, title and interest in and to any easements, interests, benefits, privileges, rights and appurtenances pertaining to such Land, including any right, title and interest of Seller in and to the centerline of adjacent roads, streets, alleys or rights of way to the extent (but only to the extent) that the same relate to the Land (said Land, easements, interests, benefits, privileges, rights and appurtenances being herein collectively referred to as the “Property”).

This conveyance is made subject to the matters set forth on Exhibit “B” attached hereto and incorporated herein by this reference for all purposes.

TO HAVE AND TO HOLD the Property unto Grantee, and Grantee’s successors and assigns forever, and Grantor does hereby bind Grantor, and Grantor’s successors and assigns, to WARRANT and FOREVER DEFEND, all and singular the Property unto Grantee and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise, and subject, however, to the provisions contained herein.

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal as of the day and year first above written.

[ ]

By:

Name:

Title:

STATE OF	)
) ss:
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of             , 20[    ] by                     , as              of [        ], on behalf of the company. He/she is personally known to me or produced                      as identification.

[Notarial Seal]

Notary Public, State of

Print Name:

My Commission Expires:

EXHIBIT A

To Special Warranty Deed

LEGAL DESCRIPTION

[TO BE ADDED]

EXHIBIT B

To Special Warranty Deed

PERMITTED EXCEPTIONS

[TO BE ADDED]

EXHIBIT E

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THE STATE OF	§
§ KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

That concurrently with the execution and delivery hereof, [            ] (“Assignor”), is conveying to [            ] (“Assignee”), by Special Warranty Deed (the “Deed”), those certain tracts of land more particularly described on Exhibit A attached to the Deed and made a part thereof for all purposes (the “Property”). Unless otherwise defined herein, all initially capitalized terms shall have the respective meanings ascribed to such terms in that certain Purchase Agreement dated                  , 2015, by and between Assignor and Assignee with respect to the conveyance of the Property.

It is the desire of Assignor hereby to assign, transfer and convey to Assignee all Improvements, Personal Property, and Intangible Property (collectively, the “Assigned Properties”).

NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby BARGAIN, ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER to Assignee, its successors, legal representatives and assigns, all of the Assigned Properties.

TO HAVE AND TO HOLD the Assigned Properties, together with any and all rights and appurtenance thereto in anywise belonging to Assignor unto Assignee, its successors and assigns FOREVER, and Assignor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular Assigned Properties unto Assignee, its successors and assigns, against every person lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise.

Assignor indemnifies Assignee from any claims applicable to the Assigned Properties with respect to the period prior to the date hereof. Assignee hereby agrees to indemnify, save and hold harmless Assignor from and against any and all losses, liabilities, claims, or causes of action (including reasonable attorneys’ fees) arising or accruing with respect to the Assigned Properties on or after the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Assignor has executed this instrument as of the              day of             , 20[    ].

ASSIGNOR:

[ ]

By:
Print Name:
Title:

ASSIGNEE:

[ ]

By:
Print Name:
Title:

EXHIBIT F

FIRPTA AFFIDAVIT

THE STATE OF TEXAS	§
§ KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform                      (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by [            ](“Transferor”), Transferor hereby certifies the following:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. employer identification number is: ;

3.	Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(iii); and

4.	Transferor’s office address is .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document.

EXECUTED as of (but not necessarily on) this              day of                     , 20[    ].

TRANSFEROR:

[ ]

By:
Name:
Title:

SWORN TO AND SUBSCRIBED BEFORE ME this              day of                     , 20[    ].

[Notarial Seal]

Notary Public, State of Texas
Print Name:
My Commission Expires:

EXHIBIT G

DISCLOSURE SCHEDULE

None.